UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 25, 2015

Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-30700	84-1524410
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard

Studio City, California 91604

(Address of principal executive offices) (Zip Code)

(818) 755-2400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

Crown Media entered into a new $425 million Credit Agreement dated as of June 25, 2015 (the “Credit Agreement”) with the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  The Credit Agreement provides for a five year $325 million senior secured term loan facility and a five year $100 million senior secured revolving credit facility.  The Credit Agreement also provides for the issuance of letters of credit and the provision of swingline loans under the revolving credit facility, subject to a $15 million sublimit for letters of credit and a $5 million sublimit for swingline loans.  Crown Media’s subsidiaries (the “Guarantors”) have guaranteed Crown Media’s obligations under the Credit Agreement.  The Credit Agreement is collateralized by a first priority interest in substantially all of the present and future assets of Crown Media and the Guarantors, other than their interests in the Hallmark trademark and associated rights.

All Eurodollar loans will bear interest at the adjusted LIBO rate (with that rate not to be deemed to be below 0.00%), plus an interest margin ranging between 1.50% to 2.25%, depending on Crown Media’s Consolidated Leverage Ratio (as defined in the Credit Agreement).  All base rate loans will bear interest at the alternate base rate (as defined in the Credit Agreement), plus an interest margin ranging between 0.50% to 1.25%, depending on Crown Media’s Consolidated Leverage Ratio.

Commitment fees are payable on the unused credit commitment at a rate ranging between 0.25% and 0.40%, depending on Crown Media’s Consolidated Leverage Ratio.

Of the term loan facility, Crown Media has borrowed $80 million of the term loan facility on June 25, 2015.  Crown Media will borrow the remaining $245 million of the term loan facility on or before August 7, 2015 (the “Delayed Term Loan”) to fund the redemption of Crown Media’s 10.5% senior unsecured notes (see below under “Redemption of 2019 Notes”).

Crown Media is required to make prepayments of the term loans in amounts equal to (1) 50% of excess cash flow (as defined in the Credit Agreement) of Crown Media for the six months ending December 31, 2015, and for each year thereafter, which percentage will be reduced to 25% if the Consolidated Leverage Ratio is equal to or less than 3.00 to 1.00 but greater than 2.00 to 1.00, and 0% if the Consolidated Leverage ratio is equal to or less than 2.00 to 1; (2) 100% of net cash proceeds of dispositions or casualty events if Crown Media has not invested such proceeds within one year after the occurrence of the disposition or casualty event; and (3) 100% of net cash proceeds from the issuance of indebtedness not otherwise permitted by the Credit Agreement.

The covenants in the Credit Agreement limit the ability of Crown Media and certain of its subsidiaries to, among other things: (1) incur indebtedness; (2) create or permit liens on assets; (3) pay certain dividends or make certain stock repurchases and redemptions and other restricted payments; (4) make certain investments; (5) prepay indebtedness; (6) enter into certain transactions with Crown Media’s affiliates; (7) dispose of assets; (8) merge or consolidate; (9) enter into new unrelated lines of business; and (10) enter into sale and leaseback transactions. The Credit Agreement also requires compliance by Crown Media with a Consolidated Leverage Ratio test and a Consolidated Secured Leverage Ratio (as defined in the Credit Agreement) test.

Each of the following constitutes an event of default under the Credit Agreement: (1) failure to pay any principal of any loan or any letter of credit reimbursement obligation when the same becomes due and payable at the due date or at a date fixed for prepayment or otherwise; (2) failure to pay any interest on any loan or any fee when the same becomes due and payable, and with such failure continuing for a period of 5 business days, and failure to pay any other amounts payable by any loan document when the same becomes due and payable, and with such failure continuing for a period of 10 business days; (3) any representation or warranty made by Crown Media or its restricted subsidiaries in the Credit Agreement, any other loan document or other documents delivered to the lenders proves to have been incorrect in any material respect when made or deemed made; (4) failure to comply with the negative covenants in the Credit Agreement and covenants requiring Crown Media to keep its legal existence in full force and effect and to give notice to the Administrative Agent of any continuing default under the Credit Agreement, and failure to apply the proceeds of the loans as required by the Credit Agreement; (5) failure to comply with the other covenants in the Credit Agreement with such failure continuing for 30 days after written notice is given to Crown Media by the Administrative Agent; (6) a default in payment of any material debt of Crown Media or its restricted subsidiaries beyond any applicable grace period; (7) a default in the performance by Crown Media or its restricted subsidiaries in the performance of any obligation in respect of material indebtedness that results in such indebtedness becoming due prior to its scheduled maturity or enables or permits the holders of any such debt to cause the that indebtedness to become due prior to its scheduled maturity; (8) certain events involving bankruptcy, insolvency or reorganization of Crown Media or any material subsidiary; (9) any judgment or judgments for the payment of money in an aggregate amount in excess of $10.0 million (to the extent due and payable and not covered by insurance) is rendered against Crown Media or any significant subsidiary that is not paid, discharged or stayed for a period of 45 days after such judgment becomes final; (10) the occurrence of certain violations of ERISA; (11) the occurrence of a change in control (defined as (a) the sale, lease or transfer (other than by way of merger or consolidation) of all or substantially all of the assets of Crown Media or its restricted subsidiaries, taken as a whole, to any entity other than a Guarantor or Hallmark Cards, Incorporated (“Hallmark Cards”) and its subsidiaries, (b) the change of ownership of more than 35% of the voting stock of Crown Media, if such ownership represents a greater percentage of the voting stock of Crown Media than that beneficially owned by Hallmark Cards and its subsidiaries, (c) the adoption by the stockholders of Crown Media of a plan or proposal for the liquidation or dissolution of Crown Media or (d) Hallmark Cards or its wholly owned subsidiaries cease to (i) collectively beneficially own at least 51% of the voting equity interests or 35% of all of the equity interests of Crown Media or (ii) have the power to designate a majority of the board of directors); or (11) any material provision of any loan document or any security interest created by any loan document ceases to be in full force and effect (subject to certain exceptions), or Crown Media or any restricted subsidiary denies that it has any further liability under any loan document or purports in writing to revoke or rescind any loan document.

If an event of default under the Credit Agreement occurs and is continuing, (1) the commitments under the Credit Agreement may be terminated, (2) the principal amount outstanding under the Credit Agreement, together with all accrued unpaid interest and other amounts owing under the Credit Agreement and related loan documents, may be declared immediately due and payable and (3) the lenders will have the right to foreclose on the assets (both tangible and intangible) of Crown Media.

Crown used the proceeds of the loans made on June 25, 2015 to (1) repay amounts due under the Credit Agreement dated as of July 14, 2011 among Crown Media, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended by that certain Amendment No. 1 dated March 29, 2013 (the “Existing Credit Agreement”), and (2) pay fees, commissions and expenses in connection with the Credit Agreement, the repayment of amounts due under the Existing Credit Agreement, and certain other fees and costs.  The proceeds of the Delayed Term Loans will be used solely to fund the redemption of Crown Media’s 10.5% senior notes.  Crown Media will use the proceeds of other borrowings that it makes following the effective date of the Credit Agreement for general corporate purposes.

Hallmark Licensing Agreement

On June 23, 2015, Hallmark Licensing, LLC (f/k/a Hallmark Licensing, Inc.) and Crown Media United States, LLC agreed to amend and restate each of the Amended and Restated Trademark License Agreement dated March 27, 2001 and the Movie Channel License Agreement dated January 1, 2004, to, inter alia, extend the terms thereof through the earlier of (i) June 30, 2021 or (ii) the payment in full of all obligations, and terminations of all commitments, under the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see description of Credit Agreement in Item 1.01 above.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Redemption of 2019 Notes

On June 25, 2015, pursuant to the Indenture dated as of July 14, 2011 among Crown Media, the guarantors named therein and The Bank of Mellon Trust Company, N.A., as trustee (the “Trustee”), transfer agent, registrar, authentication agent and paying agent (the “Indenture”), Crown Media notified the Trustee of Crown Media’s intent to redeem 100% of its 10.5% senior notes due 2019 (the “2019 Notes”) that remain outstanding on July 24, 2015 (the “Redemption Date”) and requested that on June 25, 2015, the Trustee deliver to the holders of any outstanding 2019 Notes an irrevocable notice that, on the Redemption Date, Crown Media will redeem all of the 2019 Notes that remain outstanding under the terms of the Indenture. Any 2019 Notes will be redeemed at a redemption price of 105.250% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date, or an aggregate of approximately $286.5 million. Pursuant to the terms of the Indenture, interest on the 2019 Notes will cease to accrue on and after the Redemption Date.

Item 7.01. Regulation FD Disclosure

The following information, including Exhibit 99.1, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On June 25, 2015, the Company issued a press release announcing its entry into the Credit Agreement and redemption of the 2019 Notes. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date: June 25, 2015	By:	/s/ CHARLES STANFORD
Charles Stanford
Executive Vice President and General Counsel